Exhibit 10.26
FIRST AMENDMENT TO
EMPLOYMENT AGREEMENT
     FIRST AMENDMENT, dated as of November 15, 2006 (this “Amendment”) to EMPLOYMENT AGREEMENT, dated as of July 24, 2006 (as heretofore amended, the “Employment Agreement”) between A. C. Moore Arts & Crafts, Inc., a Pennsylvania corporation (“Company”), and Amy Rhoades (“Executive”). Capitalized terms used herein and not defined herein shall have the respective meanings set forth for such terms in the Employment Agreement.
RECITALS:
     WHEREAS, Company and Executive have mutually agreed that certain provisions of the Employment Agreement be amended, as set forth herein.
     NOW, THEREFORE, intending to be legally bound hereby, it is agreed as follows:
     Section 1. Amendment to Paragraph 4(b). Immediately after the tenth word of the first sentence, which is the word “terminated”, Paragraph 4(b) is amended to include the following parenthetical:
“(including, without limitation, pursuant to the 60-day notice under Paragraph 4(a))”
     Section 2. Section 6(a)(iii) of Appendix I. Section 6(a)(iii) of Appendix I is hereby amended to include the following as an additional last sentence:
“(iii) all options to purchase common stock in the Company to which Executive would be entitled to be granted pursuant to the terms of this Agreement shall immediately be deemed granted, vested and become exercisable on the Date of Termination. Executive shall have 18 months after the Date of Termination to exercise such options, subject to the provisions of the plans under which they were granted.”
     Section 3. Amendment to Appendix I. Appendix I is amended to include the following Section 8:
“Options. All options to purchase common stock in the Company held by Executive on the date of a Change of Control shall immediately be deemed vested and become exercisable on the date of the Change in Control and Executive shall have until the end of the applicable original term of each such option to exercise such options; provided, however, that in the event that

Executive’s employment with the Company is terminated for any reason (other than Cause) after the Change in Control, Executive shall have until the earlier of (1) the end of the applicable original term of each such option and (2) 18 months after the Date of Termination to exercise such options post-termination. In the event that Executive’s employment with the Company is terminated for Cause, all options held by Executive shall terminate immediately.”
     Section 4. Effectiveness. This Amendment shall be become effective as of the date hereof.
     Section 5. Status of Employment Agreement. This Amendment is limited solely for the purposes and to the extent expressly set forth herein, and, except as expressly set forth herein all of the terms, provisions and conditions of the Employment Agreement shall continue in full force and effect and are not effected by this Amendment.
     IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to Employment Agreement to be duly executed and delivered as of the date first written above.

/s/ Amy Rhoades

AMY RHOADES

A. C. MOORE ARTS & CRAFTS, INC.

By:	/s/ Rick A. Lepley

Rick A. Lepley
Chief Executive Officer

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